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NEWS RELEASE                                                    KCS ENERGY, INC.
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AT THE COMPANY                  AT THE FINANCIAL RELATIONS BOARD
Henry Jurand                    Marriane Stewart/Kathy Phelan/Judith Sylk-Siegel
Vice President and Treasurer    (General Info)   (Analyst)    (Media)
(908) 632-1770                  (212) 661-8030

FOR IMMEDIATE RELEASEE
THURSDAY DECEMBER 21, 1995

                  KCS ENERGY, INC. ANNOUNCES COMMENCEMENT OF
                               PRIVATE OFFERING

                    $150,000,000 of Senior Notes, Due 2003


Edison, N.J., December 21, 1995 -- KCS Energy, Inc. (NYSE:KCS) today announced that it will commence a Rule 144A private offering of $150,000,000 aggregate principal amount of senior notes, due 2003 (the "Notes"). The Notes will be unsecured obligations of KCS Energy, Inc., ranking pari passu in right of payment with all future senior indebtedness of the Company. Proceeds of the offering will be used to reduce the amounts outstanding under the Company's credit facilities, currently $169,000,000, which were increased to reflect the Company's recently completed $33,000,000 Rocky Mountain and $31,000,000 Michigan acquisitions.

     The Notes will be guaranteed on a senior unsecured basis by each of the Company's subsidiaries. The interest rate and certain other terms of the Notes have not yet been determined. The closing of the offering is expected to occur before the end of January 1996. There can be no assurance, however, that acceptable terms will be reached or that the offering will be consummated.

     The Notes will not be registered under the Securities Act of 1933 and may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

     KCS is an independent energy company primarily engaged in the acquisition, exploration, development and production of natural gas and crude oil. The Company also operates a natural gas transportation business and an energy marketing an service business.

     This press release does not constitute an offerr to sell or the solicitation of an offer to buy the Notes.


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